SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 14, 2009
WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On April 14, 2009, Concord Debt Holdings LLC and certain of its subsidiaries (collectively, “Concord”) entered into an amendment to its Master Repurchase Agreement with Column Financial (the “Column MRA”).  Winthrop Realty Trust holds a 50% interest in the managing member of Concord.

First mortgage loans and mezzanine loans with a face value of approximately $282.1 million are subject to the Column MRA (the “Column Assets”).  The current repurchase price for all loans subject to the Column MRA is approximately $148.9 million.

Pursuant to the amendment, (1) Concord is required to (i) repurchase the loans secured by the properties located at 160 Spear, San Francisco, California and Siete Square in Phoenix, Arizona by May 31, 2009, (ii) on or before September 30, 2009, reduce the outstanding repurchase price to $80 million, (iii) reduce, on or before December 31, 2009, the outstanding repurchase price to $60 million, (2) all payments on account of the Column Assets are to be applied to reduce the repurchase price, (3) the advance rates under the Column MRA will be 80% until September 29, 2009, 75% from September 30, 2009 through December 30, 2009, and 70% thereafter until the termination (maturity) date, (4) Concord is required to repurchase any Column Assets within two (2) business days of the such Column Assets going into default except in a limited circumstance, (5) Column is not permitted to make a margin call until April 1, 2010, and (6) the termination (maturity) date is December 31, 2010.

It is expected that Concord's obligations under the Column MRA will be satisfied with proceeds from sales of Column Assets.  Accordingly, for financial statement purposes, certain of the Column Assets will be classified by Concord as “assets held for sale” instead of their current classification of “held to maturity.”  This change in classification will require Concord to mark-to-market the reclassified Column Assets on its financial statements.  Accordingly, given the current depression in the credit markets, it is expected that Concord will incur a substantial negative mark to market adjustment on its statement of operations with respect to the reclassified Column Assets, 50% of which will be recognize by Winthrop with respect to its investment in Concord.  At this time, the amount of such adjustment has not yet been determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of April, 2009.

WINTHROP REALTY TRUST

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President